Exhibit 10.11.1

AMENDMENT NO. 1 TO
AMENDED AND RESTATED
MASTER CENTRAL SERVICING AGREEMENT

This Amendment No. 1 by and between the Federal Agricultural Mortgage Corporation (“Farmer Mac”), a corporation organized and existing under the laws of the United States of America, and Zions First National Bank, a national bank (the “Central Servicer”) to the Amended and Restated Master Central Servicing Agreement dated as of May 1, 2004 (the “Agreement”) is made and entered into as of June 1, 2009.

WHEREAS, Farmer Mac and the Central Servicer wish to identify certain agricultural real estate mortgage loans to be serviced by the Central Servicer under the Agreement as to which the Central Servicer will be compensated based on a different Servicing Fee Rate compared to the rate currently set forth in the Agreement; and

WHEREAS, capitalized terms used but not defined herein have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Farmer Mac and the Central Servicer agree as follows:

Section 1.              The following defined term is added to Section 1.01 of the Agreement after the defined term “Qualified Loans”:

“[name omitted] Loans”: the portfolio of Qualified Loans whose servicing rights the Central Servicer acquired pursuant to a Mortgage Servicing Assignment Agreement between the Central Servicer and [material omitted pursuant to a request for confidential treatment and filed separately with the SEC], which Qualified Loans are identified in Exhibit A to this Amendment No. 1.

Section 2.              The defined term “Servicing Fee Rate” in Section 1.01 of the Agreement is amended in its entirety as follows:

“Servicing Fee Rate”: [material omitted pursuant to a request for confidential treatment and filed separately with the SEC]

Section 3.              With respect to each [name omitted] Loan that was current as of June 1, 2009, the Central Servicer agrees to pay to Farmer Mac the difference between (i) the new Servicing Fee Rate [material omitted pursuant to a request for confidential treatment and filed separately with the SEC] and (ii) the current Servicing Fee Rate previously negotiated with [name omitted], from the last interest paid date to June 1, 2009.  Such payment shall be made upon completion of all transfer agreements and consents with respect to the [name omitted] Loans.

Section 4.               No more than three (3) days after the Central Servicer acquires the servicing rights to the [name omitted] Loans from [name omitted], the Central Servicer shall, at its own expense, mail to each Borrower related to a [name omitted] Loan a letter of introduction setting forth contact information for the Central Servicer and its designees and setting forth instructions for the remittance of all future loan payments and loan compliance information.

Section 5.              Within seven (7) days after receipt from [name omitted] of a list of all Borrowers related to the [name omitted] Loans with past due amounts, the Central Servicer shall use its best efforts to make contact, by phone or in person, with each past due borrower for the purpose of directing payment of any past due amounts to the Central Servicer.

Section 6.              Farmer Mac acknowledges and agrees that the Central Servicer shall have no liability for any servicing actions taken, or the failure to perform any required servicing action, by [name omitted] with respect to the [name omitted] Loans prior to June 1, 2009.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Agreement to be duly executed by their duly authorized officers or representatives as of the date above first written.

Federal Agricultural Mortgage Corporation

By:	/s/ Tom Stenson
Name: Tom Stenson
Title: EVP

Zions First National Bank

By:	/s/ Rodney Avey
Name:
Title:

EXHIBIT A

[information about agricultural mortgage loans omitted pursuant to a request for confidential treatment and filed separately with the SEC]